Exhibit 99.1

TEXAS CAPITAL BANCSHARES, INC. ANNOUNCES RETIREMENT
OF CHIEF RISK OFFICER, APPOINTS SUCCESSOR

DALLAS - Aug. 6, 2018 - Texas Capital Bancshares Inc. (NASDAQ®: TCBI), the parent company of Texas Capital Bank, announced today that John D. Hudgens will step down as chief risk officer of Texas Capital Bank in September 2018 and will resign as chief risk officer of Texas Capital Bancshares, effective December 31, 2018. Hudgens will serve as a vice chairman until his retirement in August 2019.

Veteran banker John Turpen has been named the new chief risk officer of Texas Capital Bank, effective September 10, 2018. He will assume the role of chief risk officer of Texas Capital Bancshares on January 1, 2019. Hudgens and Turpen will work together the rest of the year to ensure an effective transition.

“John’s business acumen and commitment to developing a strong risk management culture have made him integral to our success as one of the fastest-growing and most successful banks in the country,” said C. Keith Cargill, president and CEO. “He has played an instrumental role in executing many strategic initiatives and strengthening the foundation of the bank. It has been an honor to partner alongside him for the last 20 years, and we wish him the best in his retirement.”

Hudgens joined the bank in 1999 and became chief risk officer in 2009.

Turpen most recently served as chief risk officer for corporate and commercial banking at U.S. Bancorp, the country’s fifth largest commercial bank. He led all risk activities for the $102 billion corporate and commercial banking division, which consisted of 14 business units, including lending activities, commercial real estate, fixed income, capital markets, international banking, foreign exchange and treasury management.

Turpen, who will be relocating to Dallas, joined U.S. Bancorp in 2009 after holding a number of progressively senior positions in credit, risk and strategic planning at HSBC and Wells Fargo. He earned a bachelor’s degree and an MBA from Drake University.

“His leadership experience across the risk and credit spectrum with some of the nation’s largest banks makes him uniquely qualified to build on our successful legacy. We look forward to working together and know he will make an outstanding addition to our executive team,” Cargill said.

ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 1000® Index and the S&P MidCap 400®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and entrepreneurs. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.

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MEDIA CONTACT
Shannon Wherry, 469.399.8527
shannon.wherry@texascapitalbank.com

INVESTOR CONTACT
Heather Worley, 214.932.6646
heather.worley@texascapitalbank.com